Exhibit 99

Titan Chairman/CEO to Discuss Goals for 2011

QUINCY, Ill.—December 7, 2010 - Titan International, Inc. Chairman and CEO Maurice M. Taylor Jr. will discuss goals for the company and outlook for 2011 in a conference call on Thursday, December 9, 2010.

“2010 has been a great building year for Titan and I believe that 2011 will be our best year ever from what I see today,” said Taylor.  “Farm is strong, earthmover is getting better and there is a favorable export market.  If steel and rubber prices stay where they are or go up a little, then I project Titan’s sales to range between $950 million to $1.1 billion for 2011.  This amount of revenue should generate an EBITDA range from $105 to $125 million.”

“The above numbers are based on internal growth and what Titan’s management team believes we can do in 2011.  Everyone knows we have been working on a number of acquisitions.  I believe these will come to fruition which implies sales and EBITDA could go much higher however, we are unable to discuss until there is a public announcement of any deals,” said Taylor.

“Sales for 2010 will come close to the high range I provided in last year’s guidance.  We are excited about our great future at Titan.  It is going to be a wild ride!  Merry Christmas, Happy Hanukkah and I wish you a healthy and Happy New Year.”

The conference call with Taylor will be held at 1 p.m. Eastern on Thursday, December 9, 2010, for investors who would like to discuss his 2011 goals for Titan. To participate, call (800)-288-8974 or for International callers (612)-332-0335

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773